Exhibit 99.1

News Release

International Game Technology hires John Vandemore as Chief Financial Officer and Treasurer

(LAS VEGAS – February 9, 2012) – International Game Technology (NYSE: IGT) CEO Patti S. Hart announced today John Vandemore is joining the Company as Chief Financial Officer and Treasurer, effective February 13, 2012, subject to obtaining regulatory approvals.  Vandemore comes to IGT from The Walt Disney Company, where he most recently served as Chief Financial Officer of Walt Disney Imagineering – the world-class creative arm of Disney’s theme parks business – responsible for overseeing multi-billion dollar investments in global theme park, resort, and cruise line development projects.

“We are pleased to be adding John’s financial experience, strategic leadership and energy to IGT,” said Patti Hart, CEO of IGT.  “As we continue to lead and transform the gaming industry, John brings an impressive background in global financial planning and operational excellence that will benefit all of IGT’s stakeholders.”

John replaces Pat Cavanaugh, IGT’s CFO and Treasurer for the past 3 years, who will be departing the company on February 10, 2012.  “We would like to thank Pat for his years of dedication to IGT and for his support as we managed IGT through a significant amount of change.  We wish him well in his future endeavors,” said Hart.

Vandemore will have direct responsibility for overseeing IGT’s internal and external financial reporting, leading IGT’s global financial planning and analysis, and managing all worldwide finance operations inclusive of investor relations, tax, accounting, treasury, credit, and audit.

With over 17 years of financial experience, he joins IGT with a diverse background spanning executive roles at The Walt Disney Company, AlixPartners, Goldman Sachs, and PricewaterhouseCoopers.  After graduating from the University of Notre Dame with a degree in Business Administration, Vandemore went on to earn his MBA from the Kellogg Graduate School of Management at Northwestern University.

About IGT

International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232